Exhibit 10.1

EXECUTIVE BENEFIT AGREEMENT

THIS AGREEMENT, made and entered into on this _____ day of ____________, 2010, by and among First Century Bankshares, Inc., a West Virginia corporation and bank holding company (the "Company"), and its wholly-owned subsidiary, First Century Bank, N.A., a national banking association with its principal offices located in Bluefield, West Virginia (the "Bank") and __________________________ (the "Executive").

WHEREAS, the Executive is currently employed by the Company and its wholly owned subsidiary, as ____________________________;

WHEREAS, the Company, as the sole shareholder of Bank, and the Board of Directors of the Company recognize that the Executive's contribution to the growth, success, and continued operation of the Company and Bank has been substantial; and

WHEREAS, the Company believes it is in the best interest of the Company and Bank to grant the Executive a level of security to preserve key management and to assure fair consideration of any affiliation opportunities that may arise;

NOW THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, the Company, Bank and Executive enter into this Agreement, and hereby contract and agree as follows:

Operation and Intent of Agreement. This Agreement is intended to provide for the payment by the Company and its subsidiary of certain benefits to Executive if Executive Separates from Service, due to a termination of Executive's employment with the Company and/or Bank or by resignation of Executive for Good Reason, within twelve (12) months after a Change in Control of the Company and/or Bank and such Separation from Service was due either to a termination not for Good Cause, as that term is defined herein or by Executive for Good Reason, also as such term is defined herein.

1. Definitions. The following definitions, in addition to any terms otherwise defined herein, shall apply to designated phrases used in this Agreement.

a. "Change in Control" means

(i) the date any one person, or more than one person acting as a group (as determined under the regulations under Code Section 409A), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company (or the Bank or an Affiliate, as the case may be,) possessing 30 percent or more of the total voting power of the stock of such Company, (or the Bank or an Affiliate, as the case may be);

(ii) the date a majority of members of the Company's, (or the Bank's, or an Affiliate's, as the case may be) board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company, (or Bank or an Affiliate, as the case may be,) board of directors before the date of the appointment or election, or

(iii) the date that any one person, or more than one person acting as a group (as determined under the regulations under Code Section 409A), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company, (or Bank or an Affiliate, as the case may be) that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company (or Bank or an Affiliate, as the case may be,) immediately before such acquisition or acquisitions.

All provided, however, that notwithstanding any of the foregoing, or any other provision of this Agreement, no such event shall be a "Change in Control" for purposes of this Agreement unless such event shall also meet the definition, with respect to (i) the Company, Bank or Affiliate for whom the Executive is performing services at the time of the Change in Control Event; (ii) the Company, Bank or any Affiliate that is liable for the payment to the Executive hereunder (or all corporations liable to the Executive hereunder (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Executive for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal Income Tax; or (iii) a corporation that is a majority shareholder of a corporation identified in paragraph (i) or (ii) of this section, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in paragraph (i) or (ii) of this section, of a "Change in Control Event" as defined in Section 409A of the Code, and the regulations and guidance issued by the Internal Revenue Service thereunder.

b. "Separation from Service" or termination of employment means the severance of Executive's employment with the Company, Bank or an Affiliate for any reason. Executive separates from service with the Company, Bank or an Affiliate if he or she dies, retires, separates from service because of the Executive's Disability, or otherwise has a termination of employment with the Company, Bank or an Affiliate. However, the employment relationship is treated as continuing intact while the Executive is on military leave, sick leave, or other bona fide leave of absence approved by the Company, Bank or an Affiliate if the period of such leave does not exceed six months, or if longer, so long as the Executive's right to reemployment with the Company, Bank or an Affiliate is provided either by statute or by contract. If the period of leave exceeds six months and the Executive's right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. In addition, notwithstanding any of the foregoing, the term "Separation from Service" shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A and regulations and guidance thereunder, which is incorporated by reference as if set forth in full.

c. "Salary" means the Executive's average of full earnings reported on IRS Form W-2 for the two full year periods immediately prior to the date of the consummation of the Change in Control or for two full year periods immediately preceding the Date of Termination, whichever is greater.

d. "Good Cause" means any of the following: (i) Separation from Service by termination for continued poor work performance after written notice of and reasonable opportunity to correct deficiencies; (ii) Separation from Service by termination for behavior outside or on the job which affects the ability of management of the Company or Bank or co-workers to perform their jobs and which is not corrected after reasonable written warning; (iii) Separation from Service by termination for failure to devote reasonable time to the job which is not corrected after reasonable written warning; (iv) Separation from Service for any other significant deficiency in performance by the Executive which is not corrected after reasonable written warning; or (v) the conviction of the Executive of a felony criminal offense in either state or federal court.

e. "Disability" or "Disabled" means that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or Bank or an Affiliate. In addition, notwithstanding any of the foregoing, the terms "Disability" and "Disabled" shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A.

f. "Retirement" means Separation from Service by the Executive in accordance with Company's or Bank's (or that of any successor to the Company or Bank) retirement plan, including early retirement as approved by the Board of Directors.

g. "Good Reason" means a Separation from Service following a Change in Control for any of the following reasons: (i) a decrease in the total amount of the Executive's base salary below its level in effect on the date of consummation of the Change in Control, without the Executive's prior written consent; or (ii) a material reduction in the importance of the Executive's job responsibilities without the Executive's prior written consent; or (iii) assignment to the Executive of duties inconsistent with his current position, duties or responsibilities without the Executive's prior written consent; or (iv) withdrawal of material portions of his duties without the Executive's prior written consent; or (v) a change in his reporting relationship without the Executive's prior written consent; or (vi) a geographical relocation of the Executive to an office more than 20 miles from the Executive's location at the time of the Change in Control without the Executive's prior written consent; or (vii) failure of Company to obtain assumption of this Agreement by its successor; or (viii)  any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination required in this Agreement.

h. "Wrongful Termination" means a Separation from Service resulting from a termination of the Executive's employment by the Company, Bank or its affiliates for any reason other than at Executive's option, Good Cause or the death, Disability or Retirement of Executive prior to the expiration of twelve (12) months after consummation of the Change in Control.

2. Separation from Service for Good Reason or for Cause: Notice of Termination. The Executive may effect a Separation from Service by resigning for Good Reason within a twelve (12) month period after a Change in Control. In the event of a Change in Control, the Company or Bank may cause a Separation from Service of Executive by termination of Executive's employment only for Good Cause within twelve (12) months after consummation of Change in Control. Any Separation of Service of the Executive, whether by termination of Executive's employment by the Company or Bank or by the Executive shall be communicated by written Notice of Termination to the other party hereto thirty (30) days prior to the effective date of the Separation from Service. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination or Separation from Service provision in this Agreement relied upon, which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the Separation from Service or termination of the Executive's employment under the provision so indicated, and which shall further specify an effective date of Separation from Service. For purposes of this Agreement, "Date of Separation from Service" shall mean the date on which the Executive Separates from Service. Compensation for (i) a Separation from Service by Executive for Good Reason within 12 months after a Change in Control or (ii) a Separation from Service of Executive by termination of his employment by Company or Bank in a manner constituting Wrongful Termination shall be determined in accordance with paragraph 3(b) below.

3. Compensation of Executive Upon Separation from Service.

a. Except as hereinafter provided, if the Executive has a Separation from Service with the Company, Bank or its affiliates as a result of (i) a resignation for Good Reason within 12 months after a Change in Control or (ii) the Company, Bank or its affiliates causes Executive to Separate from Service by terminating the Executive's employment in a manner constituting Wrongful Termination, the Company hereby agrees to pay the Executive a lump sum cash payment equal to the Executive's monthly Salary, multiplied by the number of months between the Date of Separation from Service and the date that is thirty (30) months after the date of consummation of Change in Control; provided that in no event shall Executive receive lump sum payment that is less than 50% of his Salary. The lump-sum payment hereunder, if any, is to be paid to Executive thirty (30) days after Executive's date of Separation from Service with the Company or Bank, or any Affiliate or successor entity, as the case may be, provided that, in any event, Executive is not permitted, directly or indirectly, to designate the taxable year of any payment.

b. For the year in which Wrongful Termination or a Separation from Service for Good Reason within 12 months after a Change in Control occurs, the Executive will be entitled to receive his or her reasonable share of the Company's cash incentive award, if any, allocated in accordance with existing policies and procedures and authorized by the Board of Directors, except that the amount of the Executive's cash incentive bonus for the year, in which Wrongful Termination or Separation from Service for Good Reason within 12 months after a Change in Control occurs, shall be reduced prorata if Executive is not employed for the full year, and in such event such bonus for such year shall be paid to Executive at the same time as bonus is paid in accordance with Company's existing policies and procedures, notwithstanding any such Separation of Service of Executive prior to the date of distribution of bonus for the year in which Wrongful Termination or a Separation from Service for Good Reason within 12 months after a Change in Control occurs, all provided that, in any event, the Executive is not permitted, directly or indirectly, to designate the taxable year of any payment.

c. In the event the Executive becomes entitled to any payments or benefits under this Agreement or any benefit plan or program of the Company, Bank or any Affiliate, if any such payments or benefits will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any similar tax that may hereinafter be imposed), the Company shall pay to the Executive an additional amount or amounts (each, a "Gross Up Payment"), equal to one hundred percent (100%) of Excise Tax and one hundred percent (100%) of the amount of any federal, state and local income taxes and Excise Tax imposed on the Gross-Up Payment, within thirty days after any such payment is made by Executive, provided that, in any event, the Executive is not permitted, directly or indirectly, to designate the taxable year of any payment. Notwithstanding the foregoing or any other provision of this Agreement, payments of Excise Tax and other taxes, as set forth herein, if any, shall be reimbursed only if incurred during the lifetime of Executive, and shall be subject to the following: (i) the amount of Excise or other taxes, if any, eligible for reimbursement hereunder, during the Executive's taxable year may not affect the amount of Excise or other taxes, if any, eligible for reimbursement hereunder, if any, in any other taxable year, (ii) the reimbursement of Excise or other taxes, if any, eligible for reimbursement hereunder, if any, must be made on or before the last day of the Executive's taxable year following the taxable year in which the Excise or other tax was paid by Executive and (iii) the right to reimbursement, if any, is not subject to liquidation or exchange for another benefit.

d. Six-Month Delay. Notwithstanding any other provisions of this Agreement, if Executive is a Specified Employee (within the meaning of Code Section 409A) on Executive's date of Separation from Service, then if any payment of deferred compensation (within the meaning of Code Section 409A) is to be made upon or based upon Executive's Separation from Service other than by death, under any provision of this Agreement, and such payment of deferred compensation is to be made within six months after Executive's date of Separation from Service, other than by death, then such payment shall instead be made on the date which is six months after such Separation from Service of Executive (other than by death,) provided further, however, that in the case of any payment of deferred compensation which is to be made in installments, with the first such installment to be paid on or within six months after the date of Separation from Service other than by death, then in such event all such installments which would have otherwise been paid within the date which is six months after such Separation from Service of Executive (other than by death) shall be delayed, aggregated, and paid, notwithstanding any other provision of this Agreement, on the date which is six months after such Separation from Service of Executive (other than by death), with the remaining installments to continue thereafter until fully paid hereunder. Notwithstanding any of the foregoing, or any other provision of this Agreement, no payment of deferred compensation upon or based upon Separation from Service may be made under this Agreement before the date that is six months after the date of Separation from Service or, if earlier, the date of death, if Executive is a Specified Employee on Executive's date of Separation from Service. This Section 3d shall only apply to delay the payment of deferred compensation to Specified Employees as required by Code Section 409A and the regulations and guidance issued thereunder.

4. Other Employment. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. The amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment by another employer after the date of Separation from Service .

5. Rights of Company Prior to the Change in Control. This Agreement shall not affect the right of the Company or Bank to cause the Executive to Separate from Service by terminating the Executive, or to reduce the salary or benefits of the Executive without the Executive's prior written consent, with or without Good Cause, prior to any Change in Control; provided, however, any such Separation from Service by termination or reduction in salary or benefits without the Executive's prior written consent which takes place after discussions have commenced which result in a Change in Control or which takes place within six months prior to a Change in Control shall be presumed to be a violation of this Agreement which entitled the Executive to the benefits hereof, without clear and convincing evidence to the contrary.

6. Successors; Binding Agreement, Exclusive Remedy.

a. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement. Failure of the Company to obtain such agreement prior to the effectiveness of any Change in Control with respect to which such succession takes place shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he or she would be entitled to hereunder if he or she had a Separation from Service by resigning for Good Reason provided that Executive in fact resigns and has a Separation from Service within twelve months after a Change in Control.

b. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

c. This Agreement shall represent the exclusive and only remedy of Executive in the event a Separation from Service occurs after a Change in Control. The Company, Bank, and the Executive agree that it is impossible to determine with any reasonable accuracy the amount of prospective damages to either party should Executive be terminated or terminate his or her employment during the term of this Agreement. The Company and the Executive agree that the payment provided herein is reasonable and not a penalty, based upon the facts and circumstances of the parties at the time of entering this Agreement, and with due regard to future expectations. Executive agrees to sign a full and complete release of claims in the event of payment under this Agreement, all provided, however, that in the event that the Executive shall fail to sign such release, the Company and the Bank shall not be permitted to delay any payment under this Agreement, and all payments, if any, under this Agreement, shall be made at the time and in the form specified under this Agreement notwithstanding any such failure of the Executive to sign such release, and in such event, notwithstanding that payment, if any, has been made, the obligation of the Executive to sign such release shall be a continuing obligation of the Executive unless and until the Executive so signs.

7. Arbitration. In the event any dispute between the Company, Bank, and/or the Executive under this Agreement which the Company, Bank and the Executive are unable to resolve, including but not limited to whether a Change in Control of Bank has occurred or whether Executive Separated from Service by termination of his or her employment for Cause, the dispute shall be submitted to arbitration at the request of the Executive. In requesting arbitration, the Executive shall so notify the other parties in writing and shall specify the question or questions to be arbitrated. Within ten (10) days after receipt of such notification, Bank, and the Holding Company shall select one arbitrator and the Executive shall select one arbitrator and shall give the name and address thereof to the other parties. Within ten (10) days after the selection of the second arbitrator, the two arbitrators shall promptly select a third arbitrator. In the event one party fails to select an arbitrator within the required time period, the arbitrator who has been selected may select a disinterested arbitrator and the two arbitrators shall promptly select a third arbitrator. The arbitration shall be conducted in accordance with the West Virginia Rules of Evidence and all discovery issues shall be decided by the third arbitrator. The panel of arbitrators shall supply a written opinion and analysis of the issues submitted for arbitration within thirty (30) days of the last day of the hearing. The decision of a majority of the arbitrators shall be final and conclusive on the Executive, the Company and Bank.

8. Notice. For the purposes of this Agreement, notices, demands and other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by the United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

__________________________
__________________________
__________________________

If to the Company:

First Century Bankshares, Inc.
Attention: Chairman of the Board
P. O. Box 1559

500 Federal Street

Bluefield, West Virginia 24701

If to Bank:

First Century Bank, NA
Attention: Chairman of the Board
P. O. Box 1559

500 Federal Street
Bluefield, West Virginia 24701

or such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and another executive officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, any condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. All provided that (i) no such modification, waiver or discharge shall be effective if it would, if effective, cause this Agreement to violate Code Section 409A and the regulations and guidance thereunder or cause any amount of compensation or payment hereunder to be subject to a penalty tax under Code Section 409A and the regulations and guidance issued thereunder, which amount of compensation or payment would not have been subject to a penalty tax under Code Section 409A and the regulations and guidance thereunder in the absence of such modification, waiver or discharge and (ii) the provisions of Section 9(i) above are irrevocable. If, pursuant to legislative, judicial or regulatory action, continuation of the Agreement is at any later date determined to violate Code Section 409A, the parties hereto agree that consent to amendment necessary to correct any such violation will not be unreasonably withheld.

10. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

11. Legal Fees. Company shall pay all reasonable legal fees and expenses incurred by Executive in enforcing any right or benefit provided by this Agreement, provided (i) Executive is living at the time such legal fees or expenses are incurred, (ii) such legal action, arbitration, or proceeding is not barred by an applicable statute of limitation and (iii) Executive ultimately prevails in such claim, suit or action. The amount of expenses eligible for reimbursement during Executive's taxable year may not affect the expenses eligible for reimbursement in any other taxable year. Executive is required to submit documentation of the expense and request reimbursement for an expense incurred in any taxable year of Executive not later than ninety days after the end of such year and the reimbursement of an eligible expense shall be made by the Company or Bank on or before the last day of Executive's taxable year following the taxable year in which the expense was incurred. In the event of a delay of payment hereunder due to a dispute or refusal to pay, the parties shall comply with the requirements of regulations and guidance under Code Section 409A concerning disputes and refusals to pay including but not limited to the following: If a service recipient (in this instance the Company and/or Bank) fails to make a payment in whole or in part as of the date specified under a plan, either intentionally or unintentionally, other than with the express or implied consent of the service provider, (in this case the Executive,) the payment will be treated as made upon the date specified under the plan if the service provider (Executive) accepts the portion (if any) of the payment that the service recipient (Company and/or Bank) is willing to make (unless such acceptance will result in a relinquishment of the claim to all or part of the remaining amount), makes prompt and reasonable, good faith efforts to collect the remaining portion of the payment, and any further payment (including payment of a lesser amount that satisfies the obligation to make the payment) is made no later than the end of the first taxable year of the service provider (Executive) in which the service recipient (Company and/or Bank) and the service provider (Executive) enter into a legally binding settlement of such dispute, the service recipient (Company and/or Bank) concedes that the amount is payable, or the service recipient (Company and/or Bank) is required to make such payment pursuant to a final and nonappealable judgment or other binding decision. The parties also agree to comply with the requirements of such regulations and guidance under Code Section 409A for a presumption of prompt, reasonable, good faith efforts to collect a payment, and acknowledge that such regulations and guidance currently provide that efforts to collect the payment will be presumed not to be prompt, reasonable, good faith efforts, unless the service provider (Executive) provides notice to the service recipient (Company and/or Bank) within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the plan and the applicable regulations, and unless, if not paid, the service provider (Executive) takes further enforcement measures within 180 days after such latest date. The right to reimbursement is not subject to liquidation or exchange for another benefit.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

First Century Bankshares, Inc.

By: ______________________________________

Its: ______________________________________

Attest: _____________________________

FIRST CENTURY BANK, N.A.

By: ______________________________________

Its: ______________________________________

Attest: _____________________________

__________________________________________ Executive